Exhibit 99.1

                   Dillard's, Inc. Reports June Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 8, 2004--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended July 3, 2004 were $630,271,000 compared to sales for the five weeks ended July 5, 2003 of $635,748,000. Total sales decreased 1% for the five-week period. Sales in comparable stores for the five-week period decreased 1%.
    Sales for the 22 weeks ended July 3, 2004 were $2,996,079,000 compared to sales for the 22 weeks ended July 5, 2003 of $2,986,303,000. Sales were flat for the 22-week period on both a total and comparable store basis.
    During the five weeks ended July 3, 2004, sales in the Company's Western region were strongest, exceeding the average sales performance in total stores. Sales in the Eastern region were slightly above trend. Sales in the Central region were slightly below trend.
    During the five weeks ended July 3, 2004, sales of home merchandise significantly exceeded the Company's average sales performance. Sales in accessories, shoes, lingerie and cosmetics were slightly above trend. Sales performances in women's and juniors' merchandise were inline with the Company average. Weaker sales were noted in the men's and children's areas, with sales in children's significantly below trend during the five-week period.
    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Investor Relations
             Julie J. Bull, 501-376-5965